QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(E)

        BOGEN®
COMMUNICATIONS INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE
BOGEN COMMUNICATIONS INTERNATIONAL, INC.
ANNOUNCES PRELIMINARY RESULTS OF SELF-TENDER OFFER

        Ramsey, New Jersey, December 12th, 2003—Bogen Communications International, Inc. (Nasdaq: BOGN) announced today the preliminary results of its self-tender offer, which expired at 5:00 p.m., New York City time, on Thursday, December 11th, 2003. Bogen commenced the tender offer on November 10, 2003 to purchase up to 2,000,000 shares of its common stock at a price of $5.00 per share, net to the seller in cash, without interest.

        Based on a preliminary count by the depositary for the tender offer, Bogen expects to purchase 1,958,044 shares at $5.00 per share. The actual number of shares to be purchased is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. The actual number of shares, as well as any necessary proration factor, will be announced promptly following completion of the verification process. Payment for shares accepted and return of all shares tendered but not accepted will occur promptly after determination of the number of shares properly tendered. After completion of the tender offer, Bogen will have approximately 3,254,498 shares of common stock outstanding.

About Bogen

        Bogen Communications International, Inc., based in Ramsey, New Jersey and Munich, Germany, develops, manufactures, and markets telecommunications peripherals, sound processing equipment, and Unified Messaging products and services. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

        Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Many factors could cause Bogen to delay or modify its self-tender offer or the termination of the registration of its common stock, including the following: changes in its stock price, changes in its operating results, general market conditions, the availability of financing to complete the tender offer, new technological developments, competition, potential acquisitions and divestitures and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed from time to time in Bogen's reports on file with the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003. Bogen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Bogen Communications International, Inc.
Maureen Flotard, CFO and VP-Finance
(201) 934-8500
www.bogen.com

Information Agent:
McKenzie Partners, Inc.
Mark Harnett, President
(212) 929-5500

QuickLinks

FOR IMMEDIATE RELEASE BOGEN COMMUNICATIONS INTERNATIONAL, INC. ANNOUNCES PRELIMINARY RESULTS OF SELF-TENDER OFFER